Exhibit 5.1
Letterhead of Bartlit Beck Herman Palenchar & Scott LLP
June 13, 2008
Trico Marine Services, Inc.
3200 Southwest Freeway
Suite 2950
Houston, Texas 77027
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as special counsel to Trico Marine Services, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of (i) $300,000,000 aggregate principal amount of the Company’s 6.50% Senior Convertible Debentures due 2028 (the “Debentures”) that were issued under an Indenture (the “Indenture”) dated as of May 16, 2008 between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and up to 7,422,069 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), initially issuable upon conversion of the Debentures (the “Conversion Shares”), and (ii) 1,352,558 shares of Common Stock that may be issued upon exercise of certain phantom stock units issued pursuant to a Phantom Stock Units Agreement between the Company and West Supply IV AS dated May 22, 2008. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the Debentures, the Phantom Stock Units Agreement, the Certificate of Incorporation of the Company as currently amended and filed with the Secretary of State of Delaware, the Bylaws of the Company as currently amended and restated and in effect, a form of the share certificate, and such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, that the parties to all executed documents (other than the Company) had all requisite power to enter into and perform all obligations thereunder, the due authorization by all requisite action of such documents, the due execution and delivery by such parties of such documents (where due execution and delivery are a prerequisite to the effectiveness thereof), and the validity and binding effect of such documents on such parties including, without limitation, that the Indenture is the valid and legally binding obligation of the Trustee. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have assumed and relied upon the truth, accuracy and completeness of the information, statements and representations contained in the records, documents, instruments and certificates we have reviewed.
Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
     1. The Debentures constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the limitations under any applicable bankruptcy, insolvency, fraudulent conveyance or transfer, equitable subordination, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     2. The Conversion Shares initially issuable upon conversion of the Debentures, when issued and delivered in accordance with the provisions of the Debentures and the Indenture, and the shares of Common Stock issuable upon exercise of the phantom stock units, when issued and delivered in accordance with the provisions of the Phantom Stock Units Agreement, will be validly issued, fully paid and non-assessable.
We express no opinion herein as to the effect or applicability of the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of Colorado and the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), in each case as in effect on the date hereof. Our opinions are subject to the effects of, and we express no opinion with respect to the application of or compliance with, state securities or “blue sky” laws, statutes, rules or regulations.
The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise, and therefore we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.
Very truly yours,
/s/ Bartlit Beck Herman Palenchar & Scott LLP